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                                                                     EXHIBIT 2.3


                               LIBERTE INVESTORS
                              600 N. Pearl Street
                               Suite 420, LB #168
                              Dallas, Texas  75201


                                 April 1, 1996


Hunter's Glen/Ford, Ltd.
200 Crescent Court, Suite 1350
Dallas, Texas  75201
Attention:  Mr. Gerald J. Ford

     Re: Stock Purchase Agreement

Dear Mr. Ford:

     Pursuant to Section 1.1 of the Stock Purchase Agreement, dated as of January 16, 1996, as amended, between Liberte Investors, a Massachusetts business trust (the "Company"), and Hunter's Glen/Ford Ltd., a Texas limited partnership (the "Purchaser"), we have agreed to the following:

     Each of the Company, the Purchaser and Liberte Investors Inc., a Delaware corporation ("Newco"), is reasonably satisfied that the purchase of 8,102,349 shares of common stock of Newco (the "Common Stock") would not cause Newco's use of the Company's net operaing loss carryforwards to be restricted under
Section 382 of the Internal Revenue Code of 1986, as amended. Consequently, at the Closing (as defined in the Stock Purchase Agreement), Newco shall sell to the Purchaser, and the Purchaser shall purchase from Newco, 8,102,439 shares of Common Stock.

     Please indicate your agreement with the foregoing by signing where indicated below and returning an original to the Company. By copy of this letter, Newco is also requested to indicate its agreement with the foregoing by signing where indicated below and returning an original to the Company.

                                    Very truly yours,

                                    LIBERTE INVESTORS


                                    By:   /s/Robert Ted Enloe III
                                         -----------------------------------
                                         Robert Ted Enloe III
                                         Chairman of the Board, President and
                                         Chief Executive Officer

         All persons dealing with Liberte Investors, a Massachusetts business trust, must look solely to the Trust property for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.
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Hunter's Glen/Ford, Ltd.
April 1, 1996
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ACKNOWLEDGED AND AGREED
AS OF THE 1ST DAY OF APRIL, 1996:


HUNTER'S GLEN/FORD, LTD.


By:     /s/Gerald J. Ford
        -----------------
Name:   Gerald J. Ford
        -----------------
Title:  General Partner
        -----------------

LIBERTE INVESTORS INC.


By:  /s/Robert Ted Enloe III
     -----------------------
        Robert Ted Enloe III
        President